UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2026

SPHERE ENTERTAINMENT CO.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-39245	84-3755666
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Pennsylvania Plaza, New York, NY	10121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (725) 258-0001

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Class A Common Stock	SPHR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On January 29, 2026, MSG Las Vegas, LLC (“MSG LV”), an indirect, wholly-owned subsidiary of Sphere Entertainment Co. (the “Company”), entered into a credit agreement with JPMorgan Chase Bank, N.A., as Administrative Agent and L/C Issuer, and the lenders party thereto, providing for (i) a $275 million senior secured term loan facility (the “Term Loan Facility”) to refinance the existing term loan and (ii) a senior secured revolving credit facility in the maximum principal amount of $275 million (the “Revolving Credit Facility” and collectively, the “Sphere Facilities”), the proceeds of which are expected to be used for working capital and general corporate purposes, including distributions to Sphere Entertainment Group, LLC (“Sphere Entertainment Group”). All obligations under the Sphere Facilities are guaranteed by Sphere Entertainment Group.

The Sphere Facilities include financial covenants requiring MSG LV to maintain a minimum debt service coverage ratio of 2.50:1.00 and a maximum total leverage ratio of 3.50:1.00. Both covenants are tested quarterly based on the four consecutive fiscal quarters of MSG LV then most recently ended.

The Sphere Facilities will mature on January 29, 2031. Commencing with the first fiscal quarter to occur after the second anniversary of the closing of the Term Loan Facility, the principal obligations under the Term Loan Facility will be subject to amortization payments of 5% per annum, paid in quarterly installments, with the remainder of the Term Loans due at maturity. Borrowings under the Sphere Facilities will bear interest at a floating rate, which at the option of MSG LV may be either (i) Term SOFR (as defined in the Sphere Facilities) plus a margin that ranges from 2.50% to 3.00% based on MSG LV’s total leverage ratio or (ii) the Alternative Base Rate (as defined in the Sphere Facilities) plus a margin that ranges from 1.50% to 2.00% based on MSG LV’s total leverage ratio.

All obligations under the Sphere Facilities, including the guarantees of those obligations, are secured by all of the assets of MSG LV and a pledge of the equity interests in MSG LV held directly by Sphere Entertainment Group (collectively, “Collateral”) including, but not limited to, MSG LV’s leasehold interest in the land on which the Las Vegas Sphere is located. Under certain circumstances, MSG LV is required to make mandatory prepayments on the loan, including prepayments in an amount equal to the net cash proceeds of casualty insurance and/or condemnation recoveries (subject to certain reinvestment, repair or replacement rights), subject to certain exceptions.

In addition to the covenants described above, the Sphere Facilities and the related guaranty and security and pledge agreements contain certain customary representations and warranties, affirmative and negative covenants and events of default. The Sphere Facilities contain certain restrictions on the ability of MSG LV to take certain actions as provided in (and subject to various exceptions and baskets set forth in) the Sphere Facilities, including the following: (i) incurring additional indebtedness; (ii) incurring liens on its assets; (iii) making investments, loans or advances in or to other persons; (iv) paying dividends and distributions to the extent a default or event of default under the Sphere Facilities is in effect at such time or the debt service reserve account is not funded to the extent required; (v) changing its lines of business; (vi) engaging in certain transactions with affiliates; (vii) amending organizational documents; (viii) merging or consolidating; and (ix) making certain dispositions.

The credit agreement governing the Sphere Facilities, the guaranty given by Sphere Entertainment Group and the related security and pledge agreements have been filed as Exhibits 10.1, 10.2, 10.3 and 10.4 to this Current Report on Form 8-K, respectively. The description of the agreements contained herein is qualified in its entirety by reference to the agreements, which are incorporated into this Item 1.01 by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Credit Agreement, dated as of January 29, 2026, among MSG Las Vegas, LLC, JPMorgan Chase Bank, N.A., as Administrative Agent and L/C Issuer, and the lenders party thereto.

10.2	Pledge and Security Agreement, dated as of January 29, 2026, by and between MSG Las Vegas, LLC and JPMorgan Chase Bank, N.A.

10.3	Guaranty Agreement, dated as of January 29, 2026, by Sphere Entertainment Group, LLC in favor of JPMorgan Chase Bank, N.A. on behalf of the lenders.

10.4	Pledge Agreement, dated as of January 29, 2026, by Sphere Entertainment Group, LLC in favor of JPMorgan Chase Bank, N.A. on behalf of the lenders.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPHERE ENTERTAINMENT CO.
(Registrant)

By:	/s/ Mark Cresitello
	Name:	Mark Cresitello
	Title:	Senior Vice President, Deputy General Counsel and Secretary
Dated: February 3, 2026